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                                                                    EXHIBIT 99.5

                                                              [Preliminary Copy]

                             FINANCIAL TRUST CORP
                              1415 Ritner Highway
                         Carlisle, Pennsylvania  17013

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           To Be Held on May 7, 1997

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TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Financial Trust Corp (the "Corporation") will be held on Wednesday, May 7, 1997 at 10:00 a.m., local time, at 1415 Ritner Highway, Carlisle, Pennsylvania, for the purpose of considering and acting upon the following:

     1. Approval of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, each dated as of December 19, 1996, between the Corporation and Keystone Financial, Inc., a Pennsylvania corporation ("Keystone"), which provide for the merger of the Corporation into Keystone and the conversion of each outstanding share of the Corporation's Common Stock into 1.65 shares of Keystone Common Stock, as described in the accompanying Joint Proxy Statement/Prospectus;

     2. Such other matters as may properly come before the Special Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the Special Meeting.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting you may, if you wish, withdraw your proxy and vote your shares in person.

                                       By Order of the Board of Directors



                                       Lauren L. Shutt, Secretary

March       , 1997